UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 18, 2015

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Robert J. Borzone Jr. c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting

As previously announced, after the close of business on June 18, 2015, ProShares Ultra Australian Dollar (ticker symbol: GDAY) will no longer accept creation orders. Trading in the fund on NYSE Arca will be suspended prior to market open on June 19, 2015. Fund holdings will be liquidated by June 19 or shortly thereafter. Beginning June 19, the fund will not be traded on NYSE Arca and there will be no secondary market for the fund’s shares. Once the fund is in the process of liquidating its portfolio holdings, it will not be managed in accordance with its investment objective. On May 22, 2015 ProShares issued a press release regarding this matter, which press release was filed on a form 8-K on May 26, 2015.

Any shareholders remaining in the fund on the distribution date will automatically have their shares redeemed for cash at the fund’s net asset value per share as of the liquidation date. The cash distribution will be deposited into their brokerage accounts. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about June 29, 2015. These cash distributions are taxable events and shareholders should consult their tax advisors about potential tax consequences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2015

ProShares Trust II

By:

/s/ Todd B. Johnson

Todd B. Johnson
Principal Executive Officer